Name of Grantee:	Marc Lore
Grant Date:	September 19, 2016
Number of Restricted Stock Units:	3,554,093

WAL-MART STORES, INC.

SHARE-SETTLED RESTRICTED STOCK UNIT
NOTIFICATION AND TERMS AND CONDITIONS

These Share-Settled Restricted Stock Unit Notification and Terms and Conditions (the “Agreement”), contain the terms and conditions of the rights, denominated in shares of common stock, $0.10 par value per share (“Shares”) of Wal-Mart Stores, Inc. (“Walmart”), that may result in payment of Shares to the grantee named above (the “Grantee”) upon and not before the lapse of the restrictions stated herein (“Restricted Stock Units” or “RSUs”).

BY SIGNING OR ELECTRONICALLY ACCEPTING THIS AGREEMENT, YOU HEREBY ACKNOWLEDGE, UNDERSTAND, AGREE TO BE BOUND BY, AND ACCEPT THE FOLLOWING:
1.Grant of RSUs. Walmart has granted to you, effective on the Grant Date, the RSUs, which consist of the right to receive the number of Shares underlying the RSUs set forth above on the Vesting Date(s) as further set forth in Paragraph 5 below, subject to certain vesting conditions as stated herein.
2.Agreement Governs. You are accepting the RSUs and acknowledging that the RSUs are subject to all the terms and conditions of this Agreement. You further agree to accept as binding, conclusive and final all decisions and interpretations by the Compensation, Nominating and Governance Committee of the Board of Directors of Walmart or such committee’s authorized duly delegate (collectively referred to herein as the “Committee”) upon any disputes or questions arising under this Agreement.
3.Payment. You are not required to pay for the RSUs or the Shares underlying the RSUs granted to you pursuant to this Agreement.
4.Stockholder Rights. Unless and until your RSUs vest and the underlying Shares have been delivered to you:
A.You do not have the right to vote the Shares underlying your RSUs;
B.You will not receive, or be entitled to receive, cash or any non-cash dividends on the Shares underlying your RSUs; and
C.You will not have any other beneficial rights as a shareholder of Walmart due to the RSUs. Upon receipt of the Shares, however, you will be accorded the same rights and responsibilities as any shareholder of Walmart, and will be provided with information regarding Walmart that is provided to all other shareholders of Walmart.
Subject to any required action by Walmart’s stockholders, the number of unvested RSUs covered by this Agreement shall be proportionately adjusted to reflect a stock split, reverse stock split, merger, reorganization, subdivision, consolidation or reduction of capital, recapitalization, consolidation, split-up, spin-off, combination or reclassification of the Shares underlying the unvested RSUs, or any other increase or decrease in the number of outstanding Shares effected without receipt of consideration by Walmart, issuance or warrants or other rights to purchase Shares or other securities of Walmart or other similar corporate transaction or event that affects the Shares underlying the unvested RSUs such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available to the Grantee under this Agreement. That adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive as to the Grantee. Except as expressly provided herein, no issuance by Walmart of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares underlying any unvested RSUs subject to this Agreement.

5.	Vesting of the RSUs and Delivery of Shares. Your RSUs will vest as follows, provided you have not incurred a Forfeiture Situation (as defined in Paragraph 6 below):

Percentage of RSUs Vesting	Vesting Dates
10%	1st anniversary of the Grant Date
1.25%	Per month for the 12 months between the 1st and 2nd anniversary of the Grant Date
1.67%	Per month for the 12 months between the 2nd and 3rd anniversary of the Grant Date
2.08%	Per month for the 12 months between the 3rd and 4th anniversary of the Grant Date
2.5%	Per month for the 12 months between the 4th and 5th anniversary of the Grant Date
Upon the vesting of your RSUs, you shall be entitled to receive a number of Shares equal to the number of vested RSUs, less any Shares withheld or sold to satisfy tax withholding obligations as set forth in Paragraph 8 below. The Shares shall be delivered to you as soon as administratively feasible, but in any event within 30 days of the applicable Vesting Date. Such Shares will be delivered via book-entry and deposited into an account in your name with a broker or other third party designated by Walmart. You will be responsible for all fees imposed by such designated broker or other third party designated by Walmart.
6.Forfeiture Situation. Except as provided in Paragraph 7 below, the RSUs that would otherwise vest in whole or in part on the applicable Vesting Date will not vest and will be immediately forfeited if, prior to the applicable Vesting Date, your employment with the Company ends or is terminated, whether on a voluntary basis or for any other reason (a “Forfeiture Situation”). Upon the occurrence of a Forfeiture Situation, you shall have no further rights with respect to such RSUs or the underlying Shares.
7.Vesting Notwithstanding Termination of Employment. Your RSUs will continue to vest in accordance with the provisions of Paragraph 5 above if Walmart terminates your employment without Cause (defined below) or if you resign for Good Reason (defined below), in each event subject to your execution (and nonrevocation) of Walmart’s standard release of claims.
For purposes of this Paragraph 7, (A) “Cause” means your termination of employment by Walmart or an affiliate thereof due to: (a) your intentional or grossly negligent unauthorized misuse of any trade secrets or proprietary information of Walmart or an affiliate thereof, (b) your conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude, (c) your committing an act of fraud against Walmart or an affiliate thereof, (d) your gross negligence or willful misconduct that has had, will have or would reasonably be expected to have an adverse effect on Walmart’s or any of its affiliates’ reputation or business, (e) your violation of any written Walmart policy that has been provided to you (whether in hard copy, electronically or through the Walmart WIRE), including without limitation its (i) Global Statement of Ethics or (ii) Code of Ethics for the CEO and Senior Financial Officers, in each case in this clause (e) if such violation is not cured (to the extent curable) within 30 days following written notification by Walmart of such violation, (f) your willful and repeated failure or refusal to attempt to perform your duties to Walmart if such failure is not cured (to the extent curable) within 30 days following written notification by Walmart of such failure, or (g) your material breach of that certain Non-Competition, Non-Solicitation and No Hire Agreement dated August 7, 2016, that certain Nondisclosure and Restricted Use Agreement dated August 7, 2016 between you and Walmart, or that certain Employee Invention Assignment and Confidentiality Agreement between you and Jet.com, Inc. dated April 16, 2014, if such breach is not cured (to the extent curable) within 30 days following written notification by Walmart or an affiliate thereof of such breach; and (B) “Good Reason” means the occurrence of any of the following: (a) a material reduction in your base salary, or (b) a required relocation of your principal place of employment by more than 75 miles; provided, that you shall have grounds for a Good Reason resignation only if (i) you notify Walmart in writing within 60 days of the occurrence of the circumstances constituting Good Reason, (ii) Walmart does not reasonably cure such circumstances within 15 days following its receipt of such notice, and (iii) you actually resign within 30 days following the end of such cure period.

8.	Taxes and Tax Withholding.
A.You agree to consult with any tax advisors you think necessary in connection with your RSUs and acknowledge that you are not relying, and will not rely, on Walmart or any of its controlled affiliates for any tax advice.
B.You acknowledge that, regardless of any action taken by Walmart or, if different, the Walmart controlled affiliate that employs you (the “Employer”), the ultimate liability for all income tax, social insurance, pension, payroll tax, fringe benefits tax, payment on account or other tax-related items related to this Agreement and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by Walmart or the Employer. You further acknowledge that Walmart and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the RSUs or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that Walmart and/or the Employer (or your former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
C.Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to Walmart and the Employer to satisfy all Tax-Related Items. In this regard, you authorize Walmart and/or the Employer, or their respective agents, at their sole discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by withholding of Shares to be issued upon settlement of the vested RSUs. In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by your acceptance of the RSUs and this Agreement, you authorize and direct Walmart, and any broker or other third party designated by Walmart to sell on your behalf a whole number of Shares corresponding to the vested RSUs that Walmart or the Employer determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items. However, Walmart may also require you to satisfy the Tax-Related Items by any other method of withholding it authorizes, in its sole discretion, including through withholding from your wages or other cash compensation paid to you by Walmart or any of its controlled affiliates.

D.Depending on the withholding method, Walmart or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates. Further, if the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are withheld solely for the purpose of paying the Tax-Related Items. In the event that any excess amounts are withheld to satisfy the obligation for Tax-Related Items, you may be entitled to receive a refund of any overwithheld amount in the form of cash and will have no entitlement to the Share equivalent.
E.Finally, you agree to pay to Walmart or the Employer any amount of Tax-Related Items that Walmart or the Employer may be required to withhold or account for as a result of Shares released to you pursuant to this Agreement that cannot be satisfied by the means previously described. Walmart may refuse to deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.
9.RSUs Not Transferable. The RSUs may not be sold, conveyed, assigned, transferred, pledged, hypothecated, or otherwise disposed of or encumbered at any time prior to vesting of the RSUs and the issuance of the underlying Shares. Except as required by applicable law, no RSU nor any interest therein shall be subject to any sale, conveyance, assignment, transfer, pledge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Grantee whether as a direct or indirect result of any action of the Grantee or any action taken in any proceeding, including, any proceeding under any bankruptcy or other creditors’ rights law. Any attempted action in violation of this Paragraph 9 shall be null, void, and without effect.
10.Country-Specific Appendix. Unless you and Walmart agree otherwise, your principal place of employment with Walmart and its controlled affiliates is not expected to be relocated by more than 75 miles. In the event you and Walmart do agree to relocate your principal place of employment outside of the U.S., you understand, acknowledge, and agree that, this Agreement shall be amended to include Walmart’s standard form of country-specific appendix to restricted stock unit awards in effect at such time with respect to certain applicable laws, rules, and regulations outside of the U.S. specific to equity or equity-based awards. If you relocate to one of the countries included in such appendix, the special terms and conditions provided for such country will apply to you and your RSUs to the extent Walmart, in its sole discretion, determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
11.Nature of RSU Award. You further acknowledge, understand and agree that:
A.the grant of RSUs does not create any contractual or other right to receive future grants of RSUs or other awards, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
B.all decisions with respect to future grants of RSUs or other awards, if any, will be at the sole discretion of the Committee;
C.this Agreement does not create any contract of employment with Walmart or its controlled affiliates, and nothing in this Agreement shall interfere with or limit in any way the right of Walmart or, if different, the Employer to terminate your employment at any time, nor confer upon you the right to continue in the employ of Walmart or any of its controlled affiliates;
D.the RSUs and the Shares underlying the RSUs, and the income and value of same, relate exclusively to your employment by Walmart or its controlled affiliates during the applicable vesting period;

E.nothing in this Agreement creates any fiduciary or other duty owed to you by Walmart, any of its controlled affiliates, or any member of the Committee, except as expressly stated in this Agreement ;
F.the RSUs and the Shares underlying the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;
G.Except as may be expressly stated otherwise herein, the RSUs and the Shares underlying the RSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
H.unless otherwise agreed with Walmart, the RSUs and the Shares underlying the RSUs, and the income and the value of same, are not granted as consideration for, or in connection with, the service (if any) you may provide as a director of any of Walmart’s controlled affiliates;
I.the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;
J.Except as set forth in Paragraph 7 above or unless otherwise agreed in writing with Walmart, no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs and the Shares underlying the RSUs resulting from the termination of your employment by Walmart or its controlled affiliates;
K.unless otherwise provided by Walmart in its sole discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs, the Shares underlying the RSUs, or any such benefits transferred to, or assumed by, another company nor to be exchanged, or substituted for, in connection with any corporate transaction affecting the Shares underlying the RSUs; and
L.if you are providing services outside of the United States: neither Walmart nor any of its controlled affiliates shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
12.No Advice Regarding Award. Walmart and/or its controlled affiliates are not providing any tax, legal or financial advice, nor are Walmart or any of its controlled affiliates making any recommendation regarding the Shares underlying the RSUs acquired upon vesting. You are advised to consult with your personal tax, legal, and financial advisors regarding the decision to accept the terms, provisions, and conditions of this Agreement.
13.Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other grant materials by and among, as applicable, Walmart and any of its controlled affiliates for the exclusive purpose of implementing, administering and managing the RSUs and underlying Shares granted herein. You understand that Walmart and its controlled affiliates may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance identification number or other identification number, salary, nationality, job title, any Shares or directorships held in Walmart or a controlled affiliate, details of all RSUs or any other awards granted, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the equity interests granted herein. You understand that Data may be transferred to Merrill Lynch, Pierce, Fenner & Smith and its affiliates or such other stock plan service provider as may be selected by Walmart in the future, which assists Walmart in the implementation, administration and management of equity awards, including equity awards under the Wal-Mart Stores, Inc. Stock Incentive Plan of 2015, as may be amended from time to time (the “Plan”). You understand that the recipients of the Data may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize Walmart, Merrill Lynch, Pierce, Fenner & Smith and any other possible recipients which may assist Walmart (presently or in the future) with implementing, administering and managing equity awards and/or the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the equity interests granted herein, including any requisite transfer of Data as may be required to Walmart’s designated broker or other third party. You understand that Data will be held only as long as is necessary to implement, administer and manage the equity interests granted herein. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment with Walmart or its controlled affiliates will not be adversely affected; the only consequence of refusing or withdrawing your consent is that Walmart may not be able to grant to you RSUs or other awards pursuant to the Plan or otherwise, or administer or maintain such awards granted herein. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
14.Other Provisions.
A.Determinations regarding this Agreement (including, but not limited to, whether an event has occurred resulting in the forfeiture of or accelerated vesting of the RSUs) shall be made by the Committee in its sole and exclusive discretion and in accordance with this Agreement, and all determinations of the Committee shall be final and conclusive and binding on you and your successors and heirs.
B.By accepting this Agreement, you agree to provide any information reasonably requested from time to time.
C.This Agreement shall be construed under the laws of the State of Delaware, without regard to its conflict of law provisions.
D.The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
E.Walmart may, in its sole discretion, decide to deliver any documents related to the RSUs granted herein or future awards and participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree that your future participation in the Plan, if any, shall be through an online or electronic system established and maintained by Walmart or a third party designated by Walmart.
F.Walmart reserves the right to impose other requirements on the RSUs and the Shares underlying the RSUs, to the extent Walmart determines it is necessary or advisable for legal or administrative reasons and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
G.You acknowledge that a waiver by Walmart or any of its controlled affiliates of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provisions of the Plan or this Agreement, or of any subsequent breach by you.
H.You understand that your country may have insider trading and/or market abuse laws which may affect your ability to acquire or sell Shares during such times you are considered to have “inside information” (as defined in the laws in your country). The restrictions applicable under these laws may be the same or different from Walmart’s insider trading policy. You acknowledge that it is your responsibility to be informed of and compliant with such regulations and any applicable Walmart insider trading policy, and are advised to speak to your personal legal advisor on this matter.
I.You understand that you may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from your equity interests granted herein, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of the your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements, and you are advised to consult your personal legal advisor on this matter.
J.Notwithstanding any other provision of this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, Walmart shall not be required to deliver any Shares issuable upon vesting of the RSUs prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval Walmart shall, in its absolute discretion, deem necessary or advisable. You understand that Walmart is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Walmart may, without liability for its good faith actions, issue “stop transfer” instructions requiring compliance with applicable legend restrictions or U.S. or other securities laws and the terms of this Agreement. Further, you agree that Walmart shall have unilateral authority to amend this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.
K.In addition, you agree that all capitalized terms not defined herein shall have the meanings ascribed to such terms in the Plan, and the administrative provisions of the Plan governing restricted stock units shall apply to the RSUs. Accordingly, the Plan is also attached hereto and incorporated by reference as applicable, despite the fact that the RSUs are not granted under the Plan. Walmart reserves the right to amend, abandon or terminate the Plan, at any time subject to Committee approval. Nothing in the Plan should be construed as to create any expectations that the Plan will be in force and effect for an indefinite period of time nor shall give rise to any claims to acquired rights or similar legal theories. Furthermore, the Committee will administer the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among recipients and eligible Associates, whether or not such persons are similarly situated.

L.In connection with Walmart’s grant to you and your acceptance of the RSUs and underlying Shares, you hereby make the following representations and warranties on which Walmart (including its directors, officers, and agents) are entitled to rely:

a.
You are an “accredited investor” (within the meaning of Rule 501(a) of the Securities and Exchange Commission (the “Commission”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”)), and have a net worth, either individually or upon a joint basis with your spouse, of at least $1,000,000 (within the meaning of such terms as used in the definition of accredited investor contained in Rule 501 under the Securities Act), or has had an individual income in excess of $200,000 for each of the two most recent years, or a joint income with your spouse in excess of $300,000 in each of those years, and have a reasonable expectation of reaching the same income level in the current year.

b.
You are acquiring and receiving the RSUs and underlying Shares solely for investment purposes only for your own account and not directly or indirectly for the account of any other person whatsoever and not with a view to, or for sale in connection with, any distribution of the RSUs or the underlying Shares. You do not have any contract, undertaking or arrangement with any person to sell, transfer or grant a participation to any person with respect to the RSUs or the underlying Shares.

c.
You are a sophisticated investor and have such knowledge and experience in financial and business matters and investments that you are capable of evaluating the merits and risks of the investment evidenced by this Agreement, and you are able to bear the economic risk and loss of such investment.

d.
You have had access to such information, including review of the merits of an investment in the Company with tax and legal counsel and an investment advisor as you deem necessary to enable you to make an informed decision concerning the receipt of the RSUs and the underlying Shares. You have had access to the Board and the appropriate officers of the Company and the opportunity to ask questions of, and receive answers satisfactory to you from, such Board members and officers of the Company concerning the RSUs and underlying Shares and the Company generally. You have obtained all additional information requested by you to verify the accuracy of all information furnished in connection with the receipt of the RSUs and the underlying Shares.

e.
You further acknowledge that you are receiving the RSUs and underlying Shares without being furnished any offering literature or prospectus other than this Agreement. You also understand and agree that: (1) neither the RSUs nor the underlying Shares nor the offer and sale of the RSUs and underlying Shares have been registered under the Securities Act or registered or qualified under the securities or “blue sky” laws of any state in reliance upon specific exemptions from registration thereunder; (2) any Shares delivered to you pursuant to this Agreement will be “restricted securities” (as that term is defined in Rule 144 of the Commission promulgated under the Securities Act) of the Company; (3) neither the Shares nor any interest therein may be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act and applicable state securities or “blue sky” laws; (4) that the undersigned must bear the economic risk of the undersigned’s investment in the Shares for an indefinite period of time; (5) any stock certificates, if any, representing the Shares and/or the book-entry Shares will bear the following restrictive legend: THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR UNDER ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR

PLEDGED WITHOUT (1) REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE LAW, OR (2) AT HOLDER'S EXPENSE, AN OPINION (SATISFACTORY TO THE COMPANY) OF COUNSEL (SATISFACTORY TO THE COMPANY) THAT REGISTRATION IS NOT REQUIRED.); (6) the stock transfer records of the Company will contain a notation stopping transfer of the Shares unless the transfer of the Shares is made in a transaction that is the subject of such an effective registration or that is exempt from the registration requirements of the Securities Act and applicable state securities or “blue sky” laws; (7) that no federal or state agency has made any finding or determination as to the fairness of an investment in, or any recommendation or endorsement of, the Shares; and (8) the undersigned must hold the Shares for a period of at least six months before making any resale of the Shares under Rule 144 of the Commission promulgated under the Securities Act.

f.
You understand that the Company is under no obligation, and does not intend, to effect any registration under the Securities Act at any time or to comply with any exemption under the Securities Act, including by not limited to that set forth in Section 4(1) of the Securities Act and Rule 144 promulgated under the Securities Act, which would permit the Shares to be sold by the undersigned. You also understand that sales or transfers of the RSUs and the underlying Shares are further restricted by the provisions of this Agreement and, as applicable, securities laws of other jurisdictions and the states of the United States.

g.
You understand and acknowledge that the RSUs are offered and issued in reliance on the exemption from the registration requirements of the Securities Act, provided by Section 4(a)(2) of the Securities Act, and shall be granted by the Company to you in reliance on the exemption from the shareholder approval requirements of Section 303A.08 of the New York Stock Exchange Listed Company Manual as a grant that is made as an inducement to your becoming an employee of the Company.

h.	You agree to notify the Company immediately of any change in accuracy or completeness of any representation, warranty or other information relating to you as set forth herein this Paragraph 14.L.
M.This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of law provisions, and any action relating to the interpretation, validity, or enforcement of this Agreement shall be brought in the courts of the State of Delaware, County of New Castle, or in the United States District Court of Delaware, and the parties hereby expressly consent to the jurisdiction of such courts and agree that venue is proper in such courts.
Grantee:
I acknowledge that the Share-Settled Restricted Stock Unit Notification and Terms and Conditions have been made available to me, that I have read and understood this Agreement. Furthermore, I hereby accept the terms, provisions, and conditions, and accordingly hereby provide the Company with any corresponding representations and warranties provided herein, applicable to the RSUs and any underlying Shares granted to me in accordance with this Agreement.

/s/ Marc Lore
Marc Lore
Agreed to and accepted this 19th day of September, 2016.